AMENDED AND RESTATED
                          GENERAL PARTNERSHIP AGREEMENT
                                       FOR

                        NEVADA COGENERATION ASSOCIATES #1

                                 BY AND BETWEEN

                          BONNEVILLE NEVADA CORPORATION

                                       AND

                    TEXACO CLARK COUNTY COGENERATION COMPANY




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                                TABLE OF CONTENTS

                                   ARTICLE I.

                            FORMATION OF PARTNERSHIP

A.       Formation of Partnership
B.       Purposes
C.       Name and Principal Place of Business
D.       Term


                                   ARTICLE II.

                           CONTRIBUTION OF THE PARTIES

A.       Initial Capital
B.       Additional Funding
C.       Ownership Interest
D.       Capital Accounts
E.       Loan Account


                                  ARTICLE III.

                            MANAGEMENT AND OPERATIONS

A.       Management of the Partnership
B.       The Executive Director and Other Officers
C.       Day to Day Management by Executive Director
D.       Management Committee
E.       Insurance
F.       Restrictions on the Partners;  Acts Requiring Unanimous
         Vote of the Management Committee
G.       Reimbursement of Expenses


                                   ARTICLE IV.

                                   TAX MATTERS


A.       Considered a Partnership
B.       Allocation
C.       Preparation of Tax Returns
D.       Tax Matters Partner
E.       Section 754 Election

                                    ARTICLE V
                                  DISTRIBUTIONS

A.       Distributions

                                   ARTICLE VI.

                             ACCOUNTING AND RECORDS

A.       Books and Records
B.       Reports
C.       Fiscal year
D.       Bank Accounts

                                  ARTICLE VII.

                        TRANSFER OF PARTNERSHIP INTERESTS

A.       Restrictions on Transfer
B.       Right of First Refusal
C.       Mortgage of Partnership Interest
D.       General Transfer Provisions
E.       Compliance
F.       Prohibited Transfers
G.       Repurchase of TCCCC's Interest in the Partnerships
H.       Termination in Event of Delayed Startup



                                  ARTICLE VIII.


                              DEFAULTS AND REMEDIES

A.       Default of a Partner
B.       Buy-Sell Procedure at Option of the Non-Defaulting Partner

                                   ARTICLE IX.

                      RESOLUTION OF DISPUTES - ARBITRATION

A.       Subjects of Arbitration
B.       Agreement to Arbitrate
C.       Submission to Arbitration and Selection of Arbitrators
D.       Arbitration Procedure
E.       Successor Arbitrators
F.       Cost of Arbitration

                                   ARTICLE X.

            CONTRIBUTIONS TO PARTNERSHIP AND LIABILITIES OF PARTNERS

A.       Contributions
B.       Indemnification

                                   ARTICLE XI.

                           DISSOLUTION AND WINDING UP

A.       Dissolution
B.       Winding Up
C.       Compliance with Timing Requirements of Regulations
D.       Rights of Partners
E.       Waiver of Partition


                                  ARTICLE XII.

                               GENERAL PROVISIONS

A.       Integration
B.       Interpretation
C.       Negotiation and Enforcement of Contracts with Partners
D.       Force Majeure
E.       Successors and Assigns
F.       Severability
G.       Amendments and Waivers
H.       Remedies
I.       Binding Nature of This Agreement
J.       Construction
K.       Time
L.       Headings
M.       Incorporation by Reference
N.       Additional Documents
O.       Variation of Pronouns
P.       Counterpart Execution
Q.       Notices
R.       Maintaining "Qualified Facility" Status

                THIS AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT (hereinafter referred to as "Agreement") is made and entered into as of the 1stday of November, 1990, by and between TEXACO CLARK COUNTY COGENERATION COMPANY, a Delaware corporation, (hereinafter referred to as "TCCCC", a wholly owned subsidiary of TEXACO INC., a Delaware corporation, (hereinafter referred to as "TI" and Bonneville Nevada Corporation, a Nevada corporation, (hereinafter referred to as "Bonneville"), a wholly-owned subsidiary of Bonneville Pacific Corporation, a Delaware corporation, (Hereinafter referred to as "BPC"). TCCCC and Bonneville are each hereinafter referred to individually as a "Partner" and collectively as "Partners". TI and BPC are each hereinafter sometimes referred to individually as "Parent".

                               W I T N E S S E T H

1. WHEREAS, Bonneville and Bonneville General Corporation (hereinafter "Bonneville General"), a Utah corporation and a wholly-owned subsidiary of BPC have entered into a General Partnership Agreement dated October 8, 1990 ("Partnership Agreement"), whereby a Utah general partnership was formed ("Partnership") for the purpose of designing, constructing, owning and operating a Cogeneration facility (hereinafter referred to as "Cogeneration Facility") which cogeneration facility is a qualifying facility as described in the Public Utility Regulatory Policies Act of 1978, and the regulations promulgated thereunder, all as amended (hereinafter referred to as "PURPA"), to be located at Georgia-Pacific Corporation's ("Georgia-Pacific") gypsum plant in Clark County, Nevada, for the purpose of (1) selling electric energy and capacity (hereinafter referred to as "electric power") to (a) Nevada Power Company (hereinafter referred to as "Nevada Power") and (b) any other entity (subject to limits of state and federal law) and (2) selling thermal energy to (a) Georgia-Pacific and/or
     (b) to any other entity; and

2. WHEREAS, TCCCC and Bonneville have agreed to jointly own, operate and Contract for any future expansions of the Cogeneration Facility on the Georgia-Pacific project site; and

3.   WHEREAS,  TCCCC has  purchased  from  Bonneville  General its fifty percent
     (50%) interest leaving Bonneville and TCCCC, each with a fifty percent general partnership ownership interest in said Partnership (the "Partnership Interest" or "Ownership Interest") and leaving Bonneville General with no interest therein;

4. WHEREAS, Texaco Gas Marketing Inc., a Delaware corporation ("TM") and Texaco Producing Inc., a Delaware corporation ("TIP") both a subsidiary of Texaco Inc., Texaco Cogeneration and Power Company, a division of Texaco Inc., ("TCP"), Bonneville and BPC have executed a Memorandum of Understanding dated October 5, 1990 (the "MOU") specifying the commercial terms and conditions by which TCCCC was to acquire the Partnership Interest, and it is the intention of the parties hereto that this Agreement hereby incorporates, supersedes and takes precedence over said MOU with respect to the subject matter hereof;

5. WHEREAS, pursuant to the terms of the MOU, Bonneville and TGMI have negotiated the Partnership will execute concurrently with this Agreement, a Gas Supply Agreement and Fuel Management Agreement;

6. WHEREAS, The Partners desire to revise and restate the previously executed Partnership Agreement by and between Bonneville and Bonneville General and it is the intention of the parties hereto that this Agreement hereby supersedes and takes precedence over said Partnership Agreement.

     NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, THE PARTIES HERETO AGREE THAT THE PARTNERSHIP AGREEMENT IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS;

                                   ARTICLE I.

                            FORMATION OF PARTNERSHIP.

A. Formation of Partnership. Bonneville and TCCCC hereby acknowledge the formation of a general partnership between them under the provisions of the Uniform Partnership Act of the State of Utah.

B.   Purposes.

1. The primary purpose of the Partnership is to design, construct, own, and operate the Cogeneration Facility in order to:

     a. Provide electric power for Nevada Power Company and any other entity with which the Partnership may contract to deliver lactic power; Make Bonneville's capital contributions and treat such contributions as a loan to the Partnership, secured by Bonneville's Ownership Interest, as defined in paragraph C., below; and

     b. Provide thermal energy required for Georgia-Pacific or any other thermal host acceptable under PURPA ("Thermal Hosts) at the same or different location to which the Partnership may choose to relocate the Cogeneration Facility; and

     c. Cause said Cogeneration Facility to qualify and continue as a qualifying Cogeneration facility exempted from specific federal and state regulations by Federal Energy Regulatory Commission regulations issued under Section 210 of PURPA.

2.      Further, it is the intent of the Partners that the Partnership:

     a. Carry on any business whatsoever that it may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of this partnership.

     b. Have and exercise the power to do all things specified in the Uniform Partnership Act; and

     c. Have and exercise all powers conferred by the laws of the State of Utah, as such laws are now in effect or may at any time hereafter be amended.

3. Anything in the foregoing statement of purposes to the contrary notwithstanding, it is specifically agreed that the Partnership shall not dedicate any of its property, including the Cogeneration Facility, to the service of the public or any portion thereof as a public utility. Any service rendered by the Partnership for the sale of electric power or thermal energy shall be limited to sales under specific contract, terminable in accordance with the terms thereof, and at prices specifically set forth or determined by formula therein and in a manner that does not adversely affect, from the Partners'
         standpoint,   the  qualifying   facility  status  of  the  Cogeneration
         Facility.

C. Name and Principal Place of Business. The business of the Partnership will be conducted under the name of Nevada Cogeneration Associates #1 (hereinafter referred to as "NCA1") and its principal place of business shall be maintained at 257 East 200 South, Suite 800, Salt Lake City, Utah 84111. The principal place of business may be changed from time to time, and other places of business may be established by actions taken in accordance with provisions of this Agreement that govern management of the Partnership's business and affairs. Each Partner shall execute and timely file all requisite statements of doing business under a fictitious name and execute, record and maintain in currently effect statements of partnership or other documentation in the form and locations as required by law.

D. Term. The Partnership commenced as of October 8, 1990 and shall be dissolved and its affairs wound up, unless sooner dissolved pursuant to this Agreement, on the later of April 30, 2023, or the date the Partnership elects to cease operating the Cogeneration Facility. ARTICLE II.

                          CONTRIBUTIONS OF THE PARTIES

A. Initial Capital. The Partners have determined the amount of capital initially required To be contributed to make the construction and operation of the Cogeneration Facility financially viable (hereinafter referred to as "Initial Capital"). Monetary contributions and percentage interests of the Partners upon execution of this Agreement are set forth Exhibit A, attached hereto.

1. Bonneville has assigned or will assign to the Partnership for the Partnership for the Partnership's benefit, subject to the provisions of paragraph 2 below, certain identified no-cash contributions, including certain agreements, licenses and permits as identified on Exhibit B. Such contributions shall specifically exclude rights to bid contemplated in the Amended and Restated Business Agreement on paragraph 12, page 10, dated September 12, 1989 between Georgia-Pacific and Bonneville. The non-cash contributions include expenditures and agreements that carry obligations and liabilities, which are to be assumed by the Partnership.

2. Bonneville shall retain in its name for the benefit of the Partnership such permits, licenses and/or other rights as would be difficult or disadvantageous to transfer to the Partnership until such time as the Partners agree that it is possible and preferable to transfer such permits, licenses and/or other rights to the partnership. Such permits, licenses, and/or other rights not assigned to the Partnership shall be dedicated by Bonneville to the exclusive use of the Partnership and held in escrow by an agent of the Partnership at a time and place as set forth by the Management Committee for the benefit of the Partnership Interest in the event of default by Bonneville as described in Article VIII., "DEFAULTS AND REMEDIES," below. Bonneville shall not sell, pledge, assign, loan or otherwise encumber such permits to any other party without the express written consent of TCCCC, except as required for Financing the Cogeneration Facility. The partnership will indemnify, defend and hold Bonneville harmless from any and all claims, costs, loss or liabilities resulting form any partnership's action (s) or inactions of the Partnership regarding the permits.

3. Bonneville shall continue to use diligent efforts until such time as all assignable rights, title and interest have been assigned to the Partnership and shall attempt to accomplish this within ninety (90) days after the execution date of this Agreement. To the best of Bonneville's knowledge, Exhibit B contains all permits, licenses and other rights held by Bonneville for the benefit of the Cogeneration Facility or which may be obtained in the name of Bonneville for the benefit of the Cogeneration Facility. If any permits, licenses or real property rights required for the Cogeneration Facility are later obtained by the partners and found not to be listed in Exhibit B, such shall be transferred to the Partnership without charge except for out of pocket costs incurred in the transfer.

4. Additional Funding. The Partners shall attempt to obtain non-recourse Financing (the "Financing") for the Cogeneration Facility in the approximate amount of One Hundred Seven Million Dollars ($107,000,000). The Partners shall provide all reasonably necessary guarantees and assurances, provided that the Partners acknowledge that the foregoing is subject to further approval by their respective Board of Directors in such board's sole discretion. Upon the close of Financing for the Cogeneration Facility, the Partnership shall remit development fees, repayment of loans for project construction work in progress and other payments to the partners as agreed upon by the Partners. The Partnership shall attempt to acquire equipment for the Cogeneration Facility on extended payment terms or other financing terms acceptable to the Partners. The Partnership shall exercise its best efforts to obtain any letters of credit required to obtain such extended payment of financing terms. Upon unanimous vote by the Management Committee in accordance with Article III, paragraph F, the Partnership shall reimburse the Partners from the Financing for any advances made to the Partnership under this paragraph.

     1. All working capital contributions of TCCCC and Bonneville made to the Partnership prior to obtaining Financing shall be in the form of an equity contribution, and such contribution may be recovered with proceeds obtained from draws from the Financing for the project.

     2. Working capital, in excess of the funds being provided by the Financing, required by the Partnership shall be provided by equity contributions of the Partners upon the unanimous approval of the Management Committee. Specifically, the Partners shall share on going, third party development costs or expenses incurred on the Partnership's behalf on an equal basis.

     3. All capital contributions shall be made in pro rata shares based upon each Partner's ownership interest in the Partnership.

     4. Failure by TCCCC to honor its capital contribution obligations within thirty (30) days after written notification by the Partnership shall entitle Bonneville to the following:

a.   Bonneville  may  make  TCCCC's   capital   contributions   and  treat  such
     contributions as a loan to the Partnership, secured by TCCCC's Ownership Interest, as defined in paragraph C., below; and

b.   Bonneville may assume day-to-day management of the Partnership.


     5. Failure by Bonneville to honor its capital contribution obligations within thirty (30) days after written notification by the Partnership shall entitle TCCCC to the following:

a.   TCCCC  may  make   Bonneville's   capital   contributions  and  treat  such
     contributions as a loan to the Partnership, secured by Bonneville's ownership Interest, as defined in paragraph C., below; and

b.   TCCCC may assume day-to-day management of the Partnership.

C. Ownership Interest. The term "Ownership 'Interest" means all of a Partner's rights and interests in the Partnership. Subject to the provisions of
     ARTICLE VIII, Defaults and Remedies, each Partner shall have an equal Ownership Interest in the Partnership. Both TCCCC and Bonneville have contributed cash and non-cash contributions to the Partnership. For all value added on formation of the Partnership, both cash and non-cash, TCCCC's and Bonneville's ownership Interests in the Partnership shall each be fifty percent (50%). Said Ownership Interests shall be reflected in the Capital Accounts of the Partnership as referenced below in paragraph D.

D. Capital Accounts. Partnership capital transactions shall be recorded in individual capital accounts (hereinafter referred to as "Capital Accounts") established and maintained for each Partner. Such Capital Account shall be
     1) increased by: a) its share of any additional capital contributions,  and
     b) its share of Partnership profits, and 2) decreased by: a) its share of Partnership losses, b) any withdrawals or distributions of initial or additional capital contributions, c) any distributions of Partnership cash, and d) any other distributions made to the Partners.

E. Loan Account. A Loan Account shall be established and maintained for each Partner separate from the Partner's Capital Account. Loans made by each Partner to the Partnership will be credited to that Partner's Loan Account. Loans by the Partnership to a Partner shall be debited to that Partner's Loan Account. Interest on, and repayment terms and conditions for, advances through the Loan Accounts shall be determined by the Management Committee referred to in ARTICLE III; provided, however, that if the Management Committee is unable to agree, then the interest shall be at the floating prime rate established by the Bank of America, NT & SA, San Francisco, California, in effect from time to time. A credit balance in the Partner' s Loan Account shall constitute a liability of the Partnership to that Partner; it shall not constitute a part of that Partner's Capital Account. A debit balance in a Partner's Loan Account shall constitute an obligation of that Partner to the Partnership and shall not constitute a part of that Partner's Capital Account.


                                  ARTICLE III.
                           MANAGEMENT AND OPERATIONS.

     A. Management of the Partnership. Each of the Partners shall have equal rights in the management of the business of the Partnership and shall exercise such rights through a management committee (hereinafter referred to as "Management Committee") consisting of two representatives from each Partner.

     B. The Executive Director and other Officers. The Executive Director shall be appointed by the Management Committee to direct the day-to-day activities of the Partnership, as defined in paragraph C. below, prepare the agenda for Management Committee meetings, assure that all contracts and payments for supplies and services rendered are conducted in an "arm's length" fashion in accordance with Article XII, paragraph C., and perform only such duties as from time to time may be directed by the Management Committee. The Executive Director shall be an employee of either Partner on loan to the Partnership. The Executive Director shall be officed at the Partnership's principal place of business as stated in Article I, paragraph C. Both Partners understand and agree that the Executive Director and all other officers so assigned to the Partnership have a fiduciary duty to the Partnership and, as such, will preserve, protect and defend the subject matter of the Partnership. The Management Committee may also appoint additional officers, such as a Secretary and a Treasurer" as it deems necessary and desirable, who shall perform such functions and duties as the Management Committee may, from time-to-time, direct. The Executive Director and any other officer may be removed at any time by unanimous vote of the Management Committee for any reason and by any Partner for reasonable cause, provided that if the other Partner objects to such removal, reasonable cause for the removal shall be determined by arbitration under the provisions of Article IX.

     C. Day-to-Day Management by Executive Director. Subject to supervision of the Management Committee, and the limitations and restrictions set forth in this Agreement, including, without limitation, those set forth in this Article III, the Executive Director shall act on behalf of the Partnership in all matters affecting the day-to-day management and supervision of the Partnership and its business affairs, including implementing the then applicable Business Plan, as defined below, and shall have all rights and powers generally conferred by law or otherwise necessary, advisable or consistent therewith. In addition to any other rights and powers, the Executive Director may exercise the following specific rights and powers without any further consent of the Partners being required, except to the extent provided in paragraph F. below: 1. To expend any monies of the Partnership to the extent permitted by this Agreement and in accordance with the then applicable Business Plan;

         2. To ask for, collect and receive any rents, issues and profits or income from any property of the Partnership, or any part or parts thereof, and to disburse Partnership funds in accordance with the approved Business Plan and this Agreement.

         3. To purchase from or through others, contracts of liability, casualty or other insurance for the protection of the properties or affairs of the Partnership or the Partners, or for any business purpose convenient or beneficial to the Partnership as instructed by the Management Committee;

         4. To pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Partnership or the Project, and for such purposes to make such returns and do all other such acts or things as may be deemed necessary and advisable by the Partnership. Since TCCCC is the tax matters partner, as defined in Article IV. "TAX MATTERS" below, TCCCC shall be responsible for preparing said returns with the assistance and review of the Executive Director.

         5. To establish, maintain and supervise the deposit of any monies or securities of the Partnership with federally insured banking institutions or other institutions, in accounts in the name of the Partnership with such institutions as instructed by the Management Committee;

6. With the unanimous vote of the Management Committee, to institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings or arbitration proceedings brought on or in behalf of, or against, the Partnership or the partners in connection with activities arising out of, connected with or incidental to this Agreement, and to engage counsel or others in connection therewith;

         7. To execute for and on behalf of the Partnership, and with respect to the Project, all such applications for permits and licenses as he/she deems necessary and advisable, and to execute and cause to be filed and recorded all such subdivision, parcel or similar maps covering or relating to the Project deemed advisable;

         8. To perform all ministerial acts and duties relating to the payment of all indebtedness, taxes and assessments due or to become due with regard to the Cogeneration Facility, and to give and receive notices, reports and other communications arising out of or in connection with the ownership, indebtedness or maintenance of the Project; and

         9. To conduct the affairs of the Partnership as specifically set forth herein.

D.       Management Committee.

         1. The Management Committee shall meet as often as any member thereof reasonably determines is necessary. -Members may participate in meetings personally or telephonically. Records of proceedings of the Management Committee shall be prepared by the Executive Director or Secretary and shall be approved by the Management Committee members.

         2. At least five (5) days advance written notice of each meeting of the Management Committee shall be provided to each member, unless a member not receiving advance notice waives the advance notice requirement. The Management Committee shall act upon the majority vote of a quorum of its members properly attending a duly convened meeting of the Committee, except when unanimous vote of the Management Committee is required as provided elsewhere in this Agreement. Members of the Management Committee may designate an alternate for the purpose of votes and attendance. The Management Committee may also take any action permitted to be taken herein at a meeting of the Committee, by written consent joined in by all of the members of the Committee.

         3. The Management Committee shall make all policy and general business decisions of the Partnership and shall supervise the day-to-day activities of the Executive Director. The Management Committee shall hear progress reports from the Executive Director and the Partner and employees of the Partners who are engaged in conduct of the Partnership's business, and the Management Committee shall instruct each Partner as necessary and proper in conducting the Partnership's business. The responsibilities of the Management Committee shall include, among other things, action of the following matters:

a.       Adoption of significant policies.

b. Approval of distributions of Partnership cash.

c.                c.  Voluntary  prepayment  or  extension  of debt  incurred to
                  purchase,   construct,   refinance,  develop  or  operate  the
                  Partnership facilities.

d. The selection, removal, and changes in authority and responsibility of the Executive Director, operator or any other Partnership officers and the operations as provided for in the operations and Management Agreement

e.                The selection of lawyers, accountants, independent third party
                  auditors,   bankers,   investment   bankers   and  any   other
                  consultants or employees.

f. Any loans or other forms of indebtedness by the Partnership to the Partners.

         g.       Approval of any press release by the Partnership.

         h. Engaging in any business on behalf of the Partnership other than that referred to in Article I, paragraph B.

         i. Appointment of select subcommittees to facilitate problem resolution and technical liaison functions. Such subcommittees shall report directly to and shall be under the exclusive control of the Management Committee. Initially there shall be appointed by the Management Committee the following subcommittees: 1) Legal Contracts; 2) Finance; and 3) Operations-Engineering.

         4. The Management Committee shall determine whether a Business Plan will be prepared by the Executive Director on a quarterly or semiannual basis. At least fifteen (15) days prior to' the first Management Committee meeting of each quarter or half-year as determined by the Management Committee, at which such Business Plan will be considered, the Executive Director shall prepare and distribute for the consideration and approval of the Management committee a Business Plan for the next quarter or half-year, as applicable. The Business Plan shall be approved by unanimous vote of the Management Committee. The Executive Director without the prior unanimous vote of the Management Committee shall make no material changes or departures from any item in the Business Plan. The Executive Director or Treasurer, or his designee, shall report to the Management Committee during the same meeting on the Business Plan, the current and/or forecasted financial status of the Partnership funds and Financing. The Business Plan shall include the following:

a.   A narrative description of any activity proposed to be undertaken;

b. a projected annual income statement (accrual basis) on a quarter-by-quarter basis;

c.   a projected balance sheet as of the end of the period;

d. a schedule of projected operating cash flow (including itemized operating Revenues, Project costs and Cogeneration Facility expenses) for such fiscal year on a quarter-by-quarter basis, including a schedule of projected operating deficits, if any, and a calculation of debt service ratios;

e. A description of any proposed construction and capital expenditures, including projected dates for commencement and completion of the foregoing;

f. A development schedule identifying the projected development periods as well as the times for completion of the various stages of the development of Cogeneration Facility and the costs attributable to each such stage;

g. A description of the proposed investment of any funds of the Partnership which are (or are expected to become) available for investment;

h.   A description of any proposed sale of the Project;

i. Description, including the identity of the recipient (if known) and the amount and purpose, of all fees and other payments proposed or expected to be paid for professional services and, if a fee or payment exceeds @?50,000, for other services rendered to the Partnership by third parties;

j. A detailed description of such other information, plans, maps, contracts, agreements or other matters that are reasonably necessary in order to inform the Management Committee of matters relevant to the development, operation, management and sales of the Cogeneration Facility or any portion thereof or to enable the Management Committee to make an informed decision with respect to its approval of such Business Plan or as may be reasonably desired by the Management Committee; and

k Any other matters with respect to the operation and management of the Partnership that the Executive Director determines to include therein, provided that such Business Plan shall not include any proposal for additional working, development or pre-construction capital contributions from the Partners for the purpose of additional financing or refinancing of the Cogeneration Facility (any such proposal shall be separately considered by the Management Committee and shall require the unanimous vote of the Committee pursuant to paragraph F below).

E. Insurance. The Executive Director shall at the direction of the Management Committee procure and maintain, or cause to be procured and maintained insurance sufficient to enable the Partnership to comply with applicable laws, regulations and requirements. If requested by the other Partners, the Executive Director shall furnish the Partners, no less frequently than annually, a schedule of such insurance and copies of certificates evidencing the same.

F. Restrictions on the Partners: Acts Requiring Unanimous Vote of the Management Committee. Notwithstanding anything in this Agreement to the contrary, the following acts shall require approval by a unanimous vote of the Management Committee and neither the Executive Director nor any Partner shall have any authority to do any of the following acts on behalf of the Partnership without the unanimous vote of the Management Committee (except to the extent that the matter in question is included in, and budgeted for or permitted by, the then effective Business Plan):

1.   Sale or encumbrance of all or a major portion of the Partnership's assets.

2. Adoption of a quarterly and/or semi-annual business plan And budget for the Cogeneration Facility's operations.

3. Executing additional or modifying existing contracts (i.e., those for fuels management, natural gas sales., etc.).

4.   Expenditures above the Cogeneration Facility's approved budget.

5. Any indebtedness not approved in the Cogeneration Facility's Business Plan(s) and/or budget.

6.   Admission of a new general partner to the Partnership.

7.   Tax decisions or elections of the Partnership.


8 All distributions and returns of capital to the Partners from the Partnership.

9. All decisions regarding the composition of fuel supply to be used or acquired for the Cogeneration Facility.

10.  Dissolution of the Partnership.

11.  All cash flows to or from the Partners from Financing.

12. All decisions regarding changes to be made to the Facility (i.e., locating a new thermal host) so that the qualified facility status under PURPA can be maintained.

13.  Changing the principal  place of business as stated in Article I, paragraph
     C.

14.  Removal of the Executive  Director and any other officer as provided for in
     Article III, paragraph B.

15. Selection of outside independent auditors as required by lenders or for other independent audits as desired by the Management Committee.

Notwithstanding the above, the Executive Director has the right to take such actions as it, in its reasonable judgment, deems necessary for the protection of life or health or the preservation of Partnership assets if, under the circumstances, in the good faith estimation of the Executive Director, there is insufficient time to allow the Executive Director to obtain the approval of the Partners or the Management Committee to such action and any delay would materially increase the risk to life or health or preservation of assets.

G. Reimbursement of Expenses. The Partnership shall reimburse each Partner or any parent or affiliate of a Partner for the actual cost, both direct and indirect and properly allocated overhead, incurred in pursuit of the Partnership's business consistent with the provisions of this Agreement. Such expenses shall be deducted from the income of the Partnership in the same manner as any other operating expense in determining profits Or losses-

         1. Without limitation, reimbursement expenses shall include travel expenses and that portion of expenses incurred by a Partner to maintain and support on-site personnel who conduct Partnership business that is reasonably allocable (based upon time records, etc.) to the business and operations of the Partnership, and non-reimbursable expenses shall include any expenses attributable to any Partner's headquarters management and staff time to develop the Cogeneration Facility.

         2. The Partnership may agree upon a fixed rate, which the management committee shall determine for such indirect cost and properly allocated overhead. The Management Committee shall agree upon an appropriate method for determining any such actual costs and upon an appropriate billing method.

  Each of the Partners shall have the right to audit the books and records of any Partner, its parent or any affiliate, but only with respect to the costs of any employee which are charged to the Partnership pursuant to this section. This right to audit with respect to any such employee costs shall expire two
  (2) years after the close of the fiscal year in which the Partnership was charged for such employee costs. Each Partner may also take written exception to such employee costs within such two (2) year period. The cost of any such audit will be borne solely by the Partner requesting the audit.


                                   ARTICLE IV.
                                  TAX MATTERS.

A. Considered a Partnership. The Partners intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 198 6 (hereinafter referred to as "Code") , the Partnership will be treated as a partnership for United States, state and local income tax purposes. Specifically, each Partner agrees not to make an election, as permitted by Code
Section 761, to be excluded from the application of the provisions of Subchapter
K. Each Partner also agrees not to give any notices or take any other action inconsistent with the Partnership election.

B. Allocation. All items of income, gain, loss, deduction or credit shall be allocated to each Partner on the basis of its Ownership Interest" as defined in
Article II Section C, except, (a) property contributed to the Partnership by a Partner, for which depreciation, depletion or gain or loss shall , pursuant to "Code Section 704(c) and the attendant regulations thereto, be shared among the Partners so as to take account of the variation between the basis of the property to the Partnership and its fair market value at the time of contribution and (b) tax credits assigned by one Partner to the other; and (c) as set forth in Article V, paragraph B.

C. Preparation of Tax Returns. The Tax Matters Partner shall cause the preparation and filing of United States, state and local tax returns on behalf of the Partnership. Any costs paid by the Tax Matters Partner including costs of preparation and the taxes and fees paid will be reimbursed by the Partnership. Each Partner agrees to furnish the Tax Matters Partner such information as each Partner may have which is required for the proper and timely preparation of such returns. on behalf of the Partnership, the Tax Matters Partner shall make the following elections under the Code and the attendant regulations thereto and any similar state statutes:

1.   To elect to adopt the calendar year as the annual accounting period.

2.   To elect to adopt the accrual method of accounting.

3. To elect to compute the allowance for depreciation utilizing the shortest life permissible under the Accelerated Cost Recovery System or other applicable depreciation system.

4. To elect to amortize start-up expenditures, if any, over sixty (60) month period in accordance with Code Section 195(c) and any similar state statutes; and

5. To make such other elections as may be approved by the Partners; provided, however, that if such approval is not achieved,, then all such elections and other tax decisions shall be made is such a way as to reduce Partnership taxable income to the maximum extent possible and take deductions in the earliest taxable year possible.

D. Tax Matters Partner. TCCCC is hereby designated by each Partner to act as the Tax Matters Partner for purposes of representing the Partnership on all tax matters and before all tax agencies.

E. Section 754 Election. The Partnership shall, if requested by any Partner, make the election under Code Section 754.

                                   ARTICLE V.
                                 DISTRIBUTIONS.

         Partnership net cash from operations shall be allocated and distributed regularly to the Partners in amounts mutually agreed upon from Partnership operations less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements and contingencies, all as may be determined by the Partners (hereinafter referred to as "Net Cash Distributions").

A. Bonneville and TCCCC shall share in cash distributions and allocations of depreciation expenses and other tax benefits from the Cogeneration Facility on an equal basis, except as provided below.

B. Notwithstanding paragraph A. above, Bonneville shall be entitled to a sixty-six and two-thirds percent (66 2/3%) disproportionate share of Net Cash Distributions and TCCCC shall be entitled to a thirty-three and one-third percent (33 1/3%) share of Net Cash Distributions until such time as 16 2/3% of the cumulative Net Cash Distributions equals $2'f45d,000 ("Disproportionate Increment"). The $2,450,000 Disproportionate Increment will be increased by $40,000 for each $1,000,000 of allocation for tax exempt financing that is obtained over and above the first $10 million of / 'allocation for the Cogeneration Facility prior to the Cogeneration Facility's commercial operation date.

                                   ARTICLE VI.
                             ACCOUNTING AND RECORDS.

A. Books and Records. The Executive Director shall keep at his or her of f ices or at any other of f ice approved by unanimous vote of the Management Committee separate books of account for the Partnership. Such books of account shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Partnership business in accordance with generally accepted accounting principles consistently applied. In its discretion the Executive Director may cause accountants who are employees of the Executive Director to keep the Partnership' s books of account or the Executive Director may hire /third party accountants to keep the Partnership's books of account. Expenses chargeable to the Partnership shall include only those expenses which are reasonable and necessary for the ordinary and efficient operation of the Partnership business and the performance of the obligations of the Partnership under any leases or other agreements relating to the Project or the business of the Partnership, and are within the Business Plan. Contracts between the Partnership and a Partner will not violate this requirement as long as the contracts have been approved in accordance with Article III, paragraph F and are in conformance with Article XII, paragraph C. Each Partner shall, at its sole expense, have the right, at any time without notice to the other, to examine, copy and audit the Partnership's books and records during normal business hours.

C.       Reports.

     1. The Executive Director shall be responsible for the preparation of financial Reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership's accountants. Within ninety (90) days after the end of each fiscal year and within forty-five (45) days after the end of any fiscal quarter, the Executive Director shall cause each Partner to be furnished with a copy of the balance sheet of the Partnership as of the last day of the applicable period, and a statement of income or loss for the Partnership for such period, which shall be prepared from the books and records of the Partnership. The Partnership's annual statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be audited by a firm of independent public accountants of national standing, unless the Management Committee, by unanimous vote, shall determine that such audit is not required. The Executive Director shall also cause to be prepared a statement showing any item of income, deduction, credit or loss allocable for federal income taxes purposes pursuant to the terms of this Agreement. The Partnership's quarterly financial statements shall be prepared on a basis generally consistent with the audited annual financial statements.

2. At any time any Partner may, at the Partner's own expense, cause the Partnership' s financial statements or books of account to be reviewed by accountants, auditors, attorneys or other authorized representatives of the Partner.

     D.. Fiscal Year. The fiscal year of the Partnership shall be from January I through December 31, unless otherwise approved by the Partners. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and end of the Partnership term.

     E. Bank Accounts. The Executive Director shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Executive Director's immediate possession or control. The funds of the Partnership shall not be commingled with the funds of any Partner or any other person, and the Management Committee shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Partnership. The bank accounts of the Partnership shall be maintained in the name of the Partnership in such banking institutions as are approved by the Management Committee and withdrawals shall be made only in the regular course of Partnership business and as otherwise authorized in this Agreement on such signature or signatures as the Executive Director may determine. All funds of the Partnership shall be invested in accordance with the then applicable Business Plan.

                                  ARTICLE VII.
                       TRANSFER OF PARTNERSHIP INTERESTS.

A. Restrictions on Transfer. Except as expressly provided for in this Agreement, no Partner may, without the prior written consent of the other Partner, which consent shall not be unreasonably withheld, -mortgage (except as provided in paragraph D. below) , pledge, sell, transfer or otherwise dispose of ("Transfer") all or any portion of the Partner's Partnership Interest or any interest the Partner may have in any property of the Partnership or withdraw or retire from the Partnership. Provided however, a Partner may, without the prior written consent of the other Partner, transfer its Partnership Interest or any interest it may have in any property of the Partnership to a wholly owned direct or indirect subsidiary of the Partner or a wholly owned direct or indirect subsidiary of the parent of a Partner. Any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void.

B.       Right of First Refusal.

         If the other Partner approves a proposed Transfer or the prohibitions contained in paragraph A above are determined by a court of competent jurisdiction to be unenforceable, then the Partner desiring to Transfer all or a portion of its Partnership interest shall send a notice ("Offering Notice") to the other Partner(s) . The offering Notice shall be in writing and shall inform the non-transferring Partner of the transferring Partner's intention to effectuate a Transfer. The Offering Notice shall specify the nature of the Transfer, the consideration to be received therefor, the identity of the proposed purchaser (or lender, as the case may be), and the terms upon which the transferring Partner intends to undertake such Transfer.

The non-transferring Partner(s) shall have the right to elect to purchase from the transferring Partner all (but not less than all) of the Partnership Interest referred to in the Offering Notice at the same price and on the same terms as specified in the Offering Notice for a period of thirty (30) days after the date of the offering Notice (or the non transferring Partners) shall be entitled to make the loan, if the same involves an encumbrance, hypothecation or mortgage, upon the same terms on which said loan was to be made) by delivering in writing to the transferring Partner an offer to purchase (or loan) that portion of the Partnership Interest of the transferring Partner covered by the Offering Notice. If more than one Partner elects to so purchase (or encumber), the offered
Partnership interest shall be sold to (or the loan shall be made by) the electing non-transferring Partner(s) in proportions that their respective Percentage Interests bear to the total of the Percentage Interests of all electing non transferring Partners). Within forty-five (45) days thereafter, the purchase by the non-transferring Partner (s) of said Partnership interest shall be consummated on the terms and conditions set forth in the Offering Notice of the transferring Partner (or if the same involves a mortgage, encumbrance or other hypothecation, the loan shall be consummated upon the terms and conditions of the loan set forth in the Offering Notice).

If the non-transferring Partner fails to elect to purchase within the 30-day period the transferring Partner's Partnership Interest covered by such offering Notice (or to elect to make the loan specified therein), the transferring Partner may undertake and complete the Transfer to any Person whose identity was disclosed in the Offering Notice. The Transfer shall not be undertaken with respect to any portion of the transferring Partner's Partnership Interest other than as set forth in such Offering Notice, at a lower price or upon more favorable terms to the purchaser (or lender) than specified in the Offering Notice. If the transferring Partner does not consummate such Transfer within sixty (60) days after the date of the Offering Notice, or within the time scheduled for closing pursuant to the offering Notice, whichever is later, then all restrictions of this paragraph B shall apply as though no Offering Notice had been given.

     D. Nothing in this ARTICLE VII shall preclude a merger, sale of assets, sale of stock, consolidation, combination or other corporate reorganization by or of a Partner or a corporation which on the date of this Agreement owns directly or indirectly the stock of a Partner.

E.  Mortgage  of  Partnership   Interest.   Both  Partners  may  mortgage  their
Partnership Interests in order to obtain Financing.

F. General Transfer Provisions. All Transfers shall contain an agreement by the Transferee of its intention to accept the assignment and to accept and adopt and be bound by all of the terms and provisions of this Agreement, as the same may have been amended, and shall provide for the payment by the transferring Partner of all reasonable expenses incurred by the Partnership in connection with such assignment, including, without limitation, the necessary amendments to this Agreement to reflect such Transfer. The transferring Partner shall execute and acknowledge all such instruments, in form and substance necessary or desirable to effectuate such Transfer. In no event shall the Partnership dissolve or terminate (other than for tax purposes, to the extent provided by the Code and Regulations) upon the admission of any Partner to the Partnership or upon any permitted Transfer of an interest in the Partnership by any Partner.

     G.. Compliance. Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Partner shall Transfer or otherwise deal with any Partnership interest in a way that would cause a default under any material agreement to which the Partnership is a party or by which it is bound, nor in such a way to give a greater than fifty percent (50%) partnership interest to any public utility whether such greater than 50-t interest is created by the single transfer of a partner, by a combination of transfers by a Partner or Partners, or by the corporate structure of the Partners and/or their parent companies.

     H. Prohibited Transfers. Notwithstanding this ARTICLE VII or any other applicable paragraph in this Agreement, no Partner may at any time assign, convey, mortgage, pledge, sell, transfer, or otherwise dispose of all or part of its Ownership Interest or interest in this Agreement to any person or entity whose ownership of an interest in the Partnership or in this Agreement would cause the Cogeneration Facility not to be a qualified cogeneration facility, as defined in, and pursuant to, PURPA.

     I. Repurchase of TCCCC's Interest in the Partnerships.. At TCCCC's sole option, Bonneville shall have the obligation to repurchase or caused to be purchased, TCCCC's Ownership Interest in the Partnership on the later of twenty
(20) years from the date of commencement of commercial operations or December 31, 2011, whichever is later, at fair market value as determined by an independent appraiser agreed upon by TCCCC and Bonneville.

         1. In the event that the Partners cannot agree upon the appraiser, each shall select an appraiser and the two appraisers shall select a third. In such event the fair market value shall be an average of all three appraisals.

         2. In the event that TCCCC exercises its option, Bonneville shall release, indemnify, defend and hold TCCCC harmless from any loss, cost or liabilities occurring after the repurchase date relating to any failure by Bonneville under the Long Term Power Purchase contract with Nevada Power or under the Business Agreement with Georgia-Pacific and its ancillary agreements, as described in Exhibit B attached hereto.

         3. Such release and indemnification shall not apply to any liabilities resulting from any negligent or intentional act of TCCCC or for any liabilities resulting from any decisions made pursuant to the Agreement while TCCCC was a Partner.

J.. Termination in Event of Delayed Startup. If construction of the cogeneration Facility has not commenced by October 31, 1991, then each Partner shall have the option to offer its Partnership Interest, upon written notice to the other Partner on or before December 31, 1991. The option price shall be based upon the fair market value as determined by an independent appraiser agreed upon by the Partners. In the event the Partners cannot agree upon an appraiser, then each shall nominate one appraiser who shall select a third appraiser. The option price shall be an average of all three appraisals. If the option price is not paid within ninety days, the provisions of Article XI shall apply.

                                  ARTICLE VIII.
                             DEFAULTS AND REMEDIES.

A.       Default of a Partner..  If any of the following events occur:

         1. The entry of a decree or order by a court having proper jurisdiction in the premises adjudging a Partner bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition or in respect of the Partner under any bankruptcy, insolvency, or other similar law, state or federal, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partner or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

           2. The institution by a Partner of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing of a petition or answer or consent seeking reorganization or relief under any bankruptcy, insolvency, or other similar law, state or federal, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Partner or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Partner in furtherance of any such action, or

         3. Any part of the Ownership Interest of a Partner is seized by a creditor of such Partner, and the same is not released from seizure or bonded out within thirty (30) days from the date of notice of seizure, or

         4. A Partner fails to advance funds as required by ARTICLE II, Section B or any other provision of this Agreement, or to perform any other material obligation imposed upon such Partner under any agreement relating to borrowed money of the Partnership, or attempts to transfer any of its Ownership Interest in the Partnership except as otherwise provided in ARTICLE VII of this Agreement, then such Partner shall be deemed to be in default hereunder and shall be referred to as the "Defaulting Partner", and the other Partner shall be referred to as the "Non-Defaulting Partner". The Non-Defaulting Partner shall have the right to give the Defaulting Partner a "Notice of Default", which shall be in writing, shall set forth the nature of the obligations which the Defaulting Partner has not performed, or is in breach of, and shall set forth the date by which such default must be cured which date shall be ten (10) business days after receipt of the Notice of Default if payment of money is required, or thirty (30) business days after receipt of the Notice of Default for defaults other than payments of money or such shorter period as may be necessary in the good faith judgment of the Non-Defaulting Partner to prevent a default under any agreement for borrowed money to which the Partnership is a party or to avoid jeopardizing its investment in the Partnership. If within the period specified in the Notice of Default, the Defaulting Partner cures such default, the Notice of Default shall be inoperative and the Defaulting Partner shall lose no right hereunder. If, within such specified period, the Defaulting Partner does not cure such default, the Non- Defaulting Partner at the expiration of such period shall have the rights hereinafter specified.

B. Buy-Sell Procedure at option of the Non-Defaulting Partner. If a Partner becomes a Defaulting Partner pursuant to the provisions of ARTICLE VIII, Section A and the default is not cured within the specified period, then, in such event, the Non Defaulting Partner shall have the right, at its option, to proceed under the provisions of this ARTICLE VIII, Section B to either:

         1. Expel the Defaulting Partner from the Partnership by giving written notice specifying the expulsion date and purchase, as of the expulsion date, all of the Defaulting Partner's Ownership Interest in the Partnership at a price, which for such purpose, shall be equal in amount to the fair market value as determined by an independent appraiser, less, any costs of remedying the default and any damages or costs to the Partnership or the Non-Defaulting Partner resulting from the default. Payment to the Defaulting Partner may take the form of a ten (10) year note with interest at the floating prime rate established by the Bank of America, N.T. & S.A., San Francisco, California, in effect from time to time.

         2.  Cure  the def ault and the  cost of such  curing  shall be  charged against the Defaulting Partner's Capital Account and credited to the Non-Defaulting Partner' s Capital Account. The Ownership Interests, as defined in Article II, paragraph C shall be adjusted to reflect these charges and credits to the Partner's Capital Accounts, provided, however, that the Defaulting Partner's liability for any obligations to or of the Partnership, other than those involved in the curing of the default, in respect of a period prior to the effective date of the curing of the default, shall not be affected; or

         3. Cure the default, assume day-to-day operations of the Cogeneration Facility and cause the cost of the cure to be charged against a special account established for the Defaulting Partner until the entire cost thereof with interest at the floating prime rate established by the Bank of America, N.T. & S.A., San Francisco, California, in effect at the time of such default on the unpaid balance shall have been paid or reimbursed to the Non-Defaulting Partner. The Non-Defaulting Partner may elect to be repaid the cost of curing the default from any subsequent distributions made pursuant to this Agreement to which the Defaulting Partner would otherwise have been entitled, which amount shall be paid first as interest and then principal, until the cost is paid in full. Until payment or reimbursement has been completed, the Defaulting Partner's right to cast its vote on the Management Committee and to withdraw funds from any account of the Partnership from which the Defaulting Partner could withdraw funds will be suspended.

If the Non-Defaulting Partner elects to follow the procedure set forth in paragraph 1. above, it may, after giving notice of expulsion but prior to the expiration date of the Partnership, substitute another person or entity not affiliated with the Non Defaulting Partner as a Partner in the Partnership as successor to the Defaulting Partner in such manner as to preserve the continuation of the Partnership and its status as the owner of a qualifying cogeneration facility under PURPA. If the Non-Defaulting Partner elects to follow the procedure set forth in paragraph 2 above, and if the resulting adjustment of Ownership Interests of the Partners would cause the loss of the Partnership or its Partners of one or more exemptions available under PURPA, the Non-Defaulting Partner may, after notice to the Defaulting Partner of its intention to do so, cause the addition of another Partner, not affiliated with the Non-Defaulting Partner, with an ownership Interest equal to the amount by which the adjusted ownership Interest in the Non-Defaulting Partner's Capital Account exceeds a fifty percent (50%) Ownership Interest. In such case, this Agreement shall be deemed amended without further action of any Partner to become a Partnership consisting of three Partners, each entitled to representation on the Management Committee and each entitled to vote in proportion to its ownership Interest, and with such other amendments as are necessary to accommodate three (3) partners until otherwise provided in this Agreement.

In addition to the foregoing, the Non-Defaulting Partner may, at its option, at any time within one (1) year following the uncured default, cause the Partnership to terminate any contracts existing between the Partnership and the Defaulting Partner or its Parent or any of its affiliated entities on not less than ninety (90) days written notice.

The right of the Non-Defaulting Partner to proceed under this ARTICLE VIII, Section B shall be in addition to all other rights and remedies of the Non-Defaulting Partner, either at law or in equity..

                                   ARTICLE IX.
                      RESOLUTION OF DISPUTES - ARBITRATION.

A. Subjects of Arbitration. In the event of disagreement between the Partners with respect to:

     1. Any question of fact involved in the application of this Agreement or of any action of the Management Committee, or

     2. The interpretation of any provision of this Agreement or any action of the Management Committee,the matter involved in the disagreement shall, upon demand of either Partner, be submitted to arbitration in the manner hereinafter provided. Submission to arbitration, as hereinafter provided, shall be a condition precedent to any right to institute proceedings at law or in equity concerning such matter, except for injunctive relief or other provisional relief pending the arbitration of a matter subject to arbitration pursuant to this Agreement.

B. Agreement to Arbitrate. The Partners will make every reasonable effort to Resolve disputes, claims and controversies through decisions of the Management Committee prior to any such dispute, claim or controversy reaching a state that requires implementation of this ARTICLE IX for resolution. However, should any controversy arise between the Partners as to which the Partners are unable to effect a satisfactory resolution and which, under the terms and provisions of this Agreement may be submitted to arbitration, such controversy shall be submitted to arbitration in accordance with the terms and provisions of this
ARTICLE IX, and in accordance with the rules of the American Arbitration Association (or any successor organization).

C. Submission to Arbitration and selection of Arbitrators. A Partner desiring to submit to arbitration any such controversy shall furnish its demand for arbitration in writing to the other Partner, which demand shall contain a brief statement of the matter in controversy, as well as a list containing the names of three suggested arbitrators from which list, or from other sources, the Partners shall choose one mutually acceptable arbitrator. If the Partners are unable to agree upon the identity of a single arbitrator, within ten (10) days from the receipt of such notice, they shall each, within a period of five (5) additional days, name one arbitrator by written notice to the other Partner. Within ten (10) days after such last mentioned notice, the two arbitrators shall choose a third arbitrator. If any Partner fails to name an arbitrator within the ten (10) day period, then either Partner, on behalf of and on notice to the other Partner, may request appointment by the American Arbitration Association (or any successor organization) in accordance with its rules then prevailing of the required additional arbitrators so that there shall be a panel of three arbitrators. If the American Arbitration Association (or successor organization) should fail to appoint the necessary arbitrators within fifteen (15) days after such request is made, then either Partner may apply, on notice to the other party, to a court of competent jurisdiction for the appointment of such necessary additional arbitrators. Each of the arbitrators chosen or appointed pursuant to this Article shall be a person having at least ten (10) years experience in the United States in a profession related to the subject matter involved in the dispute and shall not be a past or present officer, director or employee of either of the parties or any parent or affiliate corporation.

D. Arbitration Procedure. Each Partner shall furnish the arbitrator and any other Partner with a written statement of matters it deems to be in controversy for purposes of the arbitration procedures. Such statement shall also include all arguments, contentions and authorities which it contends substantiate its position. Any hearings concerning such controversy shall be conducted in Las Vegas, Nevada, and in accordance with the rules of the American Arbitration Association. If only one arbitrator is appointed pursuant to ARTICLE IX hereof, such arbitrator shall render his decision and award as soon as possible but no later than thirty (30) days after conclusion of hearings before such arbitrator. If, however, three arbitrators are appointed, they shall render their decision and award, upon the concurrence of at least two of their number, as soon as possible but no later than 30 days after conclusion of hearings before such arbitrators. The decision and award shall in either case be in writing and counterpart copies hereof shall be delivered to each of the Partners. Such decision shall be based solely upon the written arguments and contentions coupled in appropriate cases with evidence and/or legal authorities submitted by each. Except with the consent of each Partner, the arbitrator shall not retain or consult any experts in arriving at the decision. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement. Each Partner agrees that judicial judgment may be had on the decision and award of the arbitrators so rendered and may be enforced in accordance with the laws of the State of California.

E. Successor Arbitrators. If any arbitrator appointed by a Partner dies, refuses to act, or becomes incapable of acting, then such Partner shall appoint a successor arbitrator within five days of the notice of disability. If such Partner fails to appoint the required successor within such time, the other Partner, on notice to such party, may apply to the court for the appointment of such necessary arbitrator.

F. Cost of Arbitration. Each Partner shall bear the expense of the arbitrator appointed by or for such Partner, its own counsel, experts and presentation of proof. The Partners shall share equally the expense of the additional arbitrators (or the expense of the single arbitrator if only one arbitrator is appointed) , and all other expenses of the arbitration.

                                   ARTICLE X.
            CONTRIBUTIONS TO PARTNERSHIP AND LIABILITIES OF PARTNERS.

A. Contributions. If either Partner pays any portion of a Partnership liability or obligation in excess of the amount thereof attributable to its Ownership Interest, that Partner shall be entitled to contributions from the other Partner for such excess. This right of contribution is in addition to any other right which night be provided by law or under this Agreement.

B. Indemnification. Each Partner agrees to, and does hereby indemnify and save and hold harmless the other Partner, and to the extent set forth below each affiliate and Parent of the other Partner, from and against all claims, causes of action, liabilities, payments, obligations, expenses (including without limitation reasonable fees and disbursements of counsel) or losses (each a "claim, liability, or loss") arising out of a Partnership liability or obligation to the extent necessary to accomplish the result that neither Partner (together with its Affiliates and its Parent) shall bear any portion of liability or obligation of the Partnership in excess of the percentage thereof equal to such Partner's ownership Interest in the Partnership at the time the basis for the claim, liability or loss occurred.

1. Without limiting the generality of the foregoing, a claim, liability or loss shall be deemed to arise out of a Partnership liability or obligation if it arises out of, or is based upon, the conduct of the business of the Partnership or the ownership or operation of the Cogeneration Facility or any property of the Partnership (the cogeneration Facility or other property of the Partnership hereinafter referred to as "Partnership Property") . The foregoing indemnification shall be available to an affiliate and the parent with respect to a claim, liability, or loss arising out of a Partnership liability or obligation which is paid by or incurred by such affiliate or parent as a result of such affiliate or parent directly or indirectly owning or controlling a Partner, or as a result of the fact that an individual employed or engaged by the Partnership or a contractor is also a director, officer or employee of such affiliate or parent.

2. The foregoing shall not inure to the benefit of any Partner (or affiliate or parent of any Partner) in respect of any claim, liability, or loss which:

     a. arises out of,, or is based upon, the gross negligence or willful misconduct of such Partner or an affiliate or the parent of such Partner, or

     b. Is a tax, levy or governmental charge not imposed upon the Partnership or upon Partnership property.

     The foregoing indemnity shall apply only to a claim, liability, or loss to the extent that it is uninsured by the Partnership.

                                   ARTICLE XI.
                           DISSOLUTION AND WINDING UP

     A. Dissolution. The Partnership shall dissolve upon the first to occur of any of the following events:

         1.       The expiration of the term of the Partnership;

         2. The sale of all or substantially all of the property of the Partnership; or the unanimous
                  election  of  the   Partners   to   dissolve   the
                  Partnership.

B. Winding Up. Upon a dissolution of the Partnership the Partners shall take full account of the Partnership's liabilities and property of the Partnership. The property of the Partnership shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the profits and losses therefrom shall be allocated among the Partners as provided in Article II. The proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

1. To the payment and discharge of all of the Partnership's debts and liabilities, including the establishment of any necessary reserves; and

2.   Repay capital account balances; and

3.   Distribute the balance in accordance with the Partner's ownership interest;
     and

4. Take all actions as required by Code Section 704(b) and all regulations promulgated thereunder.

C..  Compliance  with  Timing  Requirements  of  Regulations.  In the  event the
Partnership is "liquidated" within the meaning of Code Regulations Section 1.704-1(b)(2)(ii)(g) , then (a) distributions shall be made pursuant to this Article (if such liquidation constitutes a dissolution of the Partnership) or hereof (if it does not) to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs) , such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Code Regulations Section 1.704I(b) (2) (ii) (b) (3). In the event of imminent dissolution and at the discretion of the Management Committee, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to the preceding sentence may be:

1. Distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen Liabilities or obligations of the Partnership or of the Partners arising out of or in connection "the Partnership. The assets of any such trust shall be distributed to the partners from time to time, in the reasonable discretion of the Management Committee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

         2. Withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practical.

D. Riqhts of Partners. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of the Partner's capital contributions and shall have no right or power to demand or receive property other than cash from the Partnership. No Partner shall have priority over any other Partner as to the return of such Partner's capital contributions, distributions or allocations unless otherwise provided in this Agreement.

E. Waiver of Partition. No Partner shall, either directly or indirectly, take any action to require partition or appraisal of the Partnership or of any of its assets or properties or cause the sale of the Project and notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representatives, successors or assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Partnership interest, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.


                                  ARTICLE XII.
                               GENERAL PROVISIONS.

A. Integration. This Agreement is the entire agreement by and between the parties hereto with respect to the subject matter hereof. Any prior, contemporaneous, or ancillary agreements, promises, negotiations, or representations not expressly set forth herein shall have no force and effect. No alteration, modification, amendment, or interpretation hereof shall be binding unless reduced to writing and signed by the Partners.


B. Interpretation. The laws of the state of California shall govern the interpretation and effect of this Agreement.

D. Negotiation and Enforcement of Contracts with Partners. Notwithstanding anything to the contrary in this Agreement, with respect to the negotiation or approval of any contract or enforcement or protection of rights, including property rights and interests arising under any contract or lease between the Partnership and a Partner or the parent or affiliate of any Partner, the Partnership will act through a Partner who is not and whose parent or affiliate is not or will not be a party to the contract.

E. Force Majeure. The respective obligations of each Partner hereto, other than the obligation to pay money, shall be suspended while it is prevented from complying therewith, in whole or in part, by weather conditions, labor accidents or incidents, rules and regulations of any federal, state, or other governmental agency, delays in transportation, inability to obtain necessary materials in the open market, or other cause of the same or other character beyond the reasonable control of such Partner. Any Partner asserting a force majeure condition shall immediately notify the other Partner in writing of the occurrence of such condition, and the estimated duration thereof. In addition, the Partner affected by the force majeure shall immediately notify the other Partner upon cessation thereof. Each Partner shall cooperate so as to remedy the force majeure condition as expeditiously as reasonably possible.

F. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, except to the extent of any contrary provision of this Agreement.

G. Severability. If any provision of this Agreement or the application thereof to any party or circumstances shall be invalid, void, or otherwise unenforceable to any extent, the remainder of this Agreement and the application thereof to other parties or circumstances shall not be affected thereby and shall in no way be impaired or invalidated.

H. Amendments and Waivers. This Agreement and all exhibits and schedules hereto may be modified only by a written instrument duly executed by the Partners. No breach of any agreement, warranty or representation or violation of any other term of this Agreement shall be deemed waived unless expressly waived in writing by the party who might assert such breach or violation. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

I. Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity or by statute or otherwise, and the election by a party of one or more remedies shall not constitute a waiver of the party's right to pursue any other available remedies.

J. Binding Nature of This Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

K.       Time.  Time is of the essence with respect to this Agreement.

L. Headings.. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

M. Incorporation by Reference Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

     N. Additional Documents. Each Partner agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

     O. Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person(s) -may require.

P. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Q. Notices. All notices, requests and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, or shall be delivered by nationally recognized overnight courier or shall be sent by telecopy::

         (i)      if to Bonneville, to:

                           Bonneville Nevada Corporation
                           257 East 200 South, Suite 800
                           Salt Lake City, Utah 84111
                           Attention: President
                           Telecopy No.: (801) 363-9557

           (ii)      if to TCCCC, to:

                           Texaco Clark County Cogeneration Company
                           10 Universal City Plaza , Suite 700
                           Universal City, California 91608
                           Attention: Vice President
                           Telecopy No.: (818) 505-3190

Any notice, request or other communication so addressed or so addressed to such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section, when (i) hand delivered, shall be deemed to be given the same day such notice, request or other communication is hand delivered, (ii) delivered by nationally recognized overnight courier, shall be deemed to be given the same day such notice, request or other communication is so delivered, (iii) mailed, shall be deemed to be given two business days after such notice, request or other communication is mailed, or (iv) telecopied, shall be deemed to be given on the same day such telecopy is received.

     R. Maintaining "Qualified Facility" Status. Bonneville acknowledges that it possesses certain information and knowledge concerning the qualification of facilities that meet PURPA requirements. In the event of failure of the current qualifying facility status, Bonneville shall use reasonable efforts to apply this knowledge to maintain qualified facility status under PURPA in the event of failure of the current project qualification, to advise and make recommendation to the Management Committee concerning the following: locating a new thermal host, exploring with current thermal host reduction in modification of thermal requirements, or developing a plan for the Partnership to use the Cogeneration Facility's heat energy. In accordance with Article III, paragraphs D(3) and F, by unanimous vote, the Management Committee shall take whatever actions it deems
appropriate under  the  circumstances.   Any  capital   requirements  for  such
obligations shall be an obligation of the Partnerships.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their respective corporate seals to be affixed and attested hereto, all as of the day and year first written above.


                    TEXACO CLARK COUNTY COGENERATION COMPANY



                    By:     James C. Houck
                    Its:     Vice President



                    BONNEVILLE NEVADA CORPORATION



                    By:     Robert A  Keegan
                    Its:     President




STATE OF UTAH                )
                                            SS.
COUNTY OF SALT LAKE )

         On this 5th day of November, 1990, personally appeared before me, Tricia F. Pannier, a Notary Public in and for said County and State, James C. Houck, the Vice President of Texaco Clark County Cogeneration Company, a Delaware corporation, who acknowledged to me that he executed the within and foregoing instrument by authority of the Bylaws of said corporation or a resolution duly adopted by the Board of Directors of said corporation, and said James C. Houck duly acknowledged to me that said corporation executed the same.

         IN WITNESS WHEREOF, I have set my hand and official seal as of the date first above written.



                             -----------------------------------------------
                                            NOTARY PUBLIC

My Commission Expires:                Residing at: Salt Lake City
May 25, 1993

STATE OF UTAH              )
                                    :   ss.
COUNTY OF SALT LAKE        )


         On this 5th day of November, 1990, personally appeared before me, Tricia F. Pannier, a Notary Public in and for said County and State, Robert A. Keegan, the President of Bonneville Nevada Corporation, a Nevada corporation, who acknowledged to me that he executed the within and foregoing instrument by authority of the Bylaws of said corporation or a resolution duly adopted by the Board of Directors of said corporation, and said Robert A. Keegan duly acknowledged to me that said corporation executed the same.

         IN WITNESS WHEREOF, I have set my hand and official seal as of the date first above Written.

                             -----------------------------------------------
                                             NOTARY PUBLIC

My Commission Expires:              Residing at: Salt Lake City
May 25, 1993

                                   EXHIBIT "A"
                  NEVADA COGENERATION ASSOCIATES #1 PARTNERSHIP

                 PARTNERS CONTRIBUTIONS AND PARTNERSHIP INTEREST

PARTNER                CONTRIBUTION                    OWNERSHIP INTEREST

BONNEVILLE             $1,000                                50-%

TCCCC                  $1,000                                50 %































Capital originally contributed by Bonneville General corporation, predecessor in interest to TCCCC.

                                  EXHIBIT "B"
                       NEVADA COGENERATION ASSOCIATES #1
                      AGREEMENTS, PERMITS AND OBLIGATIONS

I. INTRODUCTION. The following is a list of the agreements, permits, and obligations that will be assigned by Bonneville Nevada Corporation to the Nevada Cogeneration Associates #1 Partnership.

1. Amended and Restated Business Agreement dated September 12, 1989 between Georgia-Pacific Corporation and Bonneville Nevada Corporation, as amended, but excluding from such assignment rights to bid contemplated in paragraph 12, page 10.

2. Heat Purchase Agreement dated September 12, 1989 between Georgia-Pacific Corporation and Bonneville Nevada Corporation, as amended.

3.   Memorandum of Understanding Regarding Real Estate Interests dated September
     12,  1989  between   Georgia-Pacific   corporation  and  Bonneville  Nevada
     Corporation.

4. Bonneville Nevada Contract A with Nevada Power Company for Long Term Power Purchases from Qualifying Facilities dated May 2, 1989 between Bonneville Nevada Corporation and Nevada Power Company.

5    BLM Right-of-Way.

6.   Approach Permit.

7.   Utility Environmental Protection Act Permit.

8.   Water Permit Application No. 54129.

9.   Conditional Use Permit.

10.  Artificial Pond Permit.

11.  Evaporation Pond Permit.

12.  Union Pacific Encroachment Permit.

13.  Authority to construct No. A360.

14. Firm Transportation service Agreement dated February 8, 1990 between Kern River Gas Transmission Company and Bonneville Nevada Corporation, as amended February 8, 1990. 2

15.  Precedent   Agreement  dated  February  8,  1990  between  Kern  River  Gas
     Transmission Company and Bonneville Nevada Corporation, as amended February 8, 1990. 2

16. Financial assets and liabilities, including but not limited to the following project costs: obligations for wells, electrical interconnect payments, major equipment deposits, survey and title expenditures, thermal host interconnect fees and all other items that are considered direct capital costs of the Project.

17.  Stewart &  Stevenson  Services,  Inc.
     Commercial  Proposal  TG90-  2500-6085,  Rev.  2.

18.  Gas Sales  Agreement
     between  Bonneville  Nevada  Corporation and Celsius Energy Company.  1

19. Consulting Agreement dated April 23, 1990 between Roland D. Westergard and Bonneville Nevada Corporation. '

20.  Purchase Orders for Dames and Moore for Consulting services.

21.  Army Corps of Engineers Permit.

22.  FERC Certificate of Qualifying Facility Status Docket No. 90210-000.

23. Fee and Services Agreement dated September 19, 1990 between Bonneville Nevada Corporation and Smith Capital Markets.

I These rights are applicable to both the Project and a cogeneration project at the Georgia-Pacific gypsum facility in Clark County (the "Georgia-Pacific Project") . The assignment of such rights will allocate the rights between the Project and the Georgia-Pacific Project.

2 These rights are applicable to the Project, the Georgia Pacific project, and other projects owned by Bonneville Pacific Corporation subsidiaries. The assignment of such rights will allocate the rights between the Project, the Georgia-Pacific Project, and other applicable Bonneville Pacific corporation projects.

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                        GENERAL PARTNERSHIP AGREEMENT FOR
                        NEVADA COGENERATION ASSOCIATES #1
                           THE GEORGIA-PACIFIC PROJECT
                                 BY AND BETWEEN
                          BONNEVILLE NEVADA CORPORATION
                                       AND
                    TEXACO CLARK COUNTY COGENERATION COMPANY

     This First Amendment to Amended and Restated General Partnership Agreement for Nevada Cogeneration Associates #1 is entered into this 8th day of November, i990 by and between Bonneville Nevada Corporation, a Nevada corporation (IIBNCII) and Texaco Clark County Cogeneration Company, a Delaware corporation ("TCCCC).

     BNC and TCCCC are sometimes referred to herein collectively as "Parties", and individually as a "Party". All capitalized terms used herein shall have the meanings assigned to them in the Partnership Agreement (as defined hereinbelow).

                                    RECITALS

     A. The Parties have entered into that certain Amended and Restated General Partnership Agreement for Nevada Cogeneration Associates #1 the Georgia-Pacific Project as of November 1, 1990 (the "Partnership Agreement").

     B.  The  Parties  wish  to  amend  a  certain  portion  of the  Partnership
Agreement.


                                    AGREEMENT

     1. The Partnership Agreement is hereby amended and restated to provide that the business of the Partnership shall be conducted under the name of Nevada Cogeneration Associates I.

     2. Except as expressly amended hereby, the Partnership Agreement remains in full force and effect and is not changed or amended hereby.


     In witness whereof, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                              TEXACO CLARK COUNTY COGENERATION COMPANY


                              By:
                              Its:

                              BONNEVILLE NEVADA CORPORATION
                              By:
                              Its:






b:amendment

STATE OF UTAH
COUNTY OF SALT LAKE )

     On this 8th day of November, 1990, before me, Mark E. Rinehart, notary public, personally appeared James C. Houck, known or identified to me to be the Vice President of Texaco Clark County Cogeneration Company and the person who executed the foregoing instrument on behalf of Texaco Clark County Cogeneration Company.

     IN WITNESS WHEREOF, I have hereunto set my hand and my official seal the day and year in this certificate


                           -------------------------------------------
                            NOTARY PUBLIC
                            Residing at:

My Commission Expires:

STATE OF UTAH
                           :Ss.
COUNTY OF SALT LAKE )

     On this 8th day of November, 1990, before me, Mark E. Rinehart, notary public, personally appeared Robert A. Keegan, known or identified to me to be the President of Bonneville Nevada Corporation and the person who executed the foregoing instrument on behalf of Bonneville Nevada Corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                          ---------------------------------
                           NOTARY PUBLIC
                           Residing at:

My Commission Expires:

                    SECOND AMENDMENT TO AMENDED AND RESTATED
                        GENERAL PARTNERSHIP AGREEMENT FOR
                        NEVADA COGENERATION ASSOCIATES I
                           THE GEORGIA-PACIFIC PROJECT
                                 BY AND BETWEEN
                          BONNEVILLE NEVADA CORPORATION
                                       AND
                    TEXACO CLARK COUNTY COGENERATION COMPANY

         This Second Amendment to Amended and Restated General Partnership Agreement for Nevada Cogeneration Associates I is entered into as of the lst day of December, 1990 by and between Bonneville Nevada Corporation, a Nevada corporation ("BNC") and Texaco Clark County Cogeneration Company, a Delaware corporation ("TCCCC").
         BNC and TCCCC are sometimes referred to herein collectively as "Parties", and individually as a "Party".
         All capitalized terms used herein shall have the meanings assigned to them in the Partnership Agreement (as defined hereinbelow).

                                    RECITALS
A. The Parties have entered into that certain Amended and Restated General Partnership Agreement for Nevada Cogeneration Associates #1 the Georgia-Pacific Project as of November 1, 1990, as amended November 8, 1990 (the "Partnership Agreement").

B.   The Parties wish to amend a certain portion of the Partnership Agreement.

                                    AGREEMENT

     1. The Partnership Agreement is hereby amended and restated to provide that the business of the Partnership shall be conducted under the name of Nevada Cogeneration Associates #1, but the Partnership may also be known as Nevada Cogeneration Associates I. 2.

                  Except as expressly amended hereby, the Partnership Agreement in full force and effect and is not changed or amended hereby.
                  In witness whereof, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                    TEXACO CLARK COUNTY COGENERATION COMPANY

                                    By:
                                    Its:
                                    BONNEVILLE NEVADA CORPORATION

                                    By:_
                                    It s

State of __________
County of _________


                On this _______day of _________19____,  before me,__________,  a notary public, personally appeared _________________, known or identified to me to be the ________________of Bonneville Nevada Corporation ("Corporation") that executed the above instrument or the person who executed the instrument on behalf of the Corporation and acknowledged to me that said Corporation executed the same.
                IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                  ____________________________
                                  Notary Public

Residing at:_________________
My Commission Expires:_____________

State of __________
County of _________
On this _______day of _________19____,  before  me,__________,  a notary public, personally appeared _________________, known or identified to me to be the ________________of Bonneville Nevada Corporation ("Corporation") that executed the above instrument or the person who executed the instrument on behalf of the Corporation and acknowledged to me that said Corporation executed the same.
                IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                  Notary Public

Residing at:_________________
My Commission Expires:_____________